Exhibit 99.1

September 9, 2008

Stink Ltd.

Attention:	Matthew Stillman
Daniel Bergmann

Re: Proposed terms of merger among Fortissimo/Psyop and Stink Ltd.

Gentlemen:

As you are aware, Fortissimo Acquisition Corp (“FAC”) is currently in the process of completing a merger of Psyop Inc. and its affiliated entities (“Psyop”) and FAC (the “Initial Merger”)~~.~~ pursuant to the terms of that certain merger agreement among FAC, Psyop and certain other parties, dated as of January 15, 2008, as subsequently amended (the “Psyop Merger Agreement”). The combined entity will be a publicly traded company.

We believe that a further merger of Stink Ltd (“Stink”) into FAC/Psyop would be beneficial to all parties due to the potential synergies and cost savings of a combined entity.

Proposal

The following outlines the proposed terms with respect to Stink merging into the combined FAC/Psyop entity. It is based on figures presented to us and the ratios and earn out figures presented below may be adjusted after both parties have had a chance to review audited financials and projections. The initial terms of the FAC/Psyop merger shall be amended to reflect the final terms of our understanding based on the proposal set forth below. This proposal is subject to the satisfaction of certain conditions set forth below.

Consideration:	A. Cash Payment:

Psyop: $4,140,079 (paid at the Initial Closing).

Stink: $5,941,267

Equity:

Psyop: 3,337,941 shares of Common Stock (issued to Psyop at the Initial Closing, including 333,794 shares held in escrow to cover indemnification obligations).

Stink: 4,538,863 shares of Common Stock

Shares issued to Stink shall be subject to the same terms (lockup, registration rights etc) as those of Psyop.

Escrow:

Psyop: same as before.

Stink: 10% of the cash consideration and 10% of the equity consideration shall be placed into an escrow account for a period of one year to cover indemnification claims.

Earnout:

Upon the achievement of the following revenue and EBITDA milestones the following cash bonus shall be payable to Stink and Psyop shareholders in accordance with the following ratio - 41.6667% to the Psyop shareholders and 58.3333% to the Stink shareholders. Such milestones shall be payable on a sliding scale of 90%-110% (i.e., if 90% of the threshold is met, only 90% of the bonus is paid out).

Earnout ($ million)
	2009	2010	2011
Revenue	120	156	203
Bonus	2.0	2.0	2.0
EBITDA	11.5	14.4	18.0
Bonus	6.5	6.5	6.5

The payments of $3 million in 2008 and $3 million in 2009 for achievement of certain EBITDA milestones payable to Psyop shareholders in accordance with the Psyop Merger Agreement will be cancelled.

Warrant Kicker:

In the event that FAC calls the public warrants for redemption, which then results in more than a majority of the outstanding public warrants being exercised, a cash payment of $15 million (pro rata in accordance with amount of warrants exercised following the call for redemption), shall be payable and an additional 500,000 shares of FAC Common Stock shall be issued to the shareholders of Stink and Psyop, in each case in accordance with the following ratio - 41.6667% to the Psyop shareholders and 58.3333% to the Stink shareholders.

If, prior to a redemption call, a majority of the outstanding public warrants are exercised, a cash payment of $8 million (pro rata in accordance with amount of warrants exercised), shall be payable to the shareholders of Stink and Psyop, in accordance with the following ratio - 41.6667% to the Psyop shareholders and 58.3333% to the Stink shareholders., in which event they will not be entitled to the $15.0 million payment or the 500,000 shares of FAC Common Stock described above.

Debt:

With respect to outstanding debt of Psyop as of the closing of the Initial Merger, an amount of cash equal to 140% of the amount of such outstanding debt shall be paid to Stink shareholders in the event that Stink has no outstanding debt at the time of the closing of the merger with Stink, otherwise it will be adjusted proportionally. Notwithstanding the above, all cash consideration payable to Stink (including the initial cash payment of $5,941,267) and the payment to Stink in respect of Psyop’s outstanding debt, shall not exceed in the aggregate $6.7 million. Any excess amount, shall be payable in the form of shares at the price per share at the time of the consummation of the Stink transaction (30 day average share price).

Board of Directors:	Upon consummation of the further merger of Stink into FAC/Psyop, the Board shall be comprised of 7 directors as follows:

FAC: Designates two board members, at least one of whom qualifies as independent.

Psyop: Designates two board members, at least one of whom qualifies as independent.

Stink: Designates two board members, at least one of whom qualifies as independent.

One additional independent director shall be designated jointly by Psyop and Stink.

Conditions:
The consummation of our transaction is subject to: (i) customary closing conditions for a transaction of this type, including but not limited to (a) the satisfaction with the results of confirmatory due diligence review to be conducted over a period of sixty days commencing upon the indication of the acceptance of this proposal, during which time Stink agrees not to initiate, solicit, encourage, discuss, negotiate or accept any offers regarding a sale of its business or assets with any third party, (b) the receipt by FAC of audited financial statements for the prior three years and unaudited but reviewed financial statements for the stub period, in each case audited or reviewed by an accounting firm whose audit report will be accepted by the United States Public Company Accounting Oversight Board, (c) the satisfaction with the results of confirmatory financial due diligence, including review of the audited financial statements referred to above, (d) the absence of any material adverse change in the business, assets, financial condition or prospects of the business, (e) the parties obtaining all required regulatory, board, shareholder and other third party approvals, including without limitation the approval of the public company stockholders of FAC/Psyop, and (f) negotiation and execution of employment agreements satisfactory to FAC/Psyop with certain key employees of Stink; (ii) the FAC/Psyop merger having been consummated, and (iii) the execution of mutually agreeable legal documentation for the proposed transaction.

Confidentiality:
Each party shall not disclose the terms of this letter of intent to any person other than officers~~,~~ and directors of their respective entities and to their respective accountants and attorneys. Notwithstanding the foregoing, it is understood that FAC may publicly disclose the terms of this letter of intent and may attach a copy of this letter of intent as an exhibit to one or more SEC filings if, in its sole discretion, such disclosure is required or appropriate pursuant to applicable SEC rules and regulations.

Expenses:	Each of the parties hereto shall bear its own legal, accounting and other expenses in connection with the proposed transaction, whether or not the proposed transaction is consummated.

Trading Restrictions:
In addition to, and not as a limitation on, any other obligation of Stink pursuant to this letter of intent, for so long as Stink is in possession of any material non-public information concerning FAC or Psyop, Stink will not sell, buy, nor engage in any option, hedging or other related transactions with respect to any securities of FAC.

Waiver of Any Right to FAC Trust Funds:
Stink acknowledges that FAC may disburse monies from the Trust Fund only: (a) to FAC’s public stockholders in the event of the redemption of their shares or the dissolution and liquidation of FAC, (b) to FAC (or a Subsidiary thereof) after FAC consummates a Business Combination (as described in the Proxy Statement) or (c) as consideration to the sellers of a target business with which FAC completes a business combination, all in accordance with FAC’s Certificate of Incorporation and the Trust Agreement. Stink agrees that, notwithstanding anything to the contrary in this letter of intent, it does not now have, and shall not at any time in the future have, any rights, title, interest or claim of any kind in or to, or make any claim of any kind against, monies held in the FAC Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Stink, on the one hand, and FAC, on the other hand, this letter of intent, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this section as the “Trust Claims”). Notwithstanding anything to the contrary in this letter of intent, Stink hereby irrevocably waives any Trust Claim it may have, now or in the future, and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof. In the event that Stink or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to FAC, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of FAC for money damages, FAC shall be entitled to recover from Stink the associated legal fees and costs in connection with any such action, in the event FAC prevails in such action or proceeding.

Governing Law; Consent to Jurisdiction:
This letter of intent shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without giving effect to the principles of conflicts of law thereof or any other rules that would compel or permit the application of any law other than that of the State of New York. By executing this letter of intent, each party irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of New York and the United States of America located in the State of New York, Southern District of New York, for any actions, suits, or proceedings arising out of or relating to this letter of intent (and each of the parties agrees not to commence any action, suit, or proceeding relating thereto except in such courts).

Non-Binding Letter of Intent:
It is not the intention of the parties hereto that this letter of intent, or any actions of the parties with respect hereto, be, or be deemed to constitute, a legally binding obligation of the parties hereto, except that the provisions above relating to expenses, trading restrictions, waiver of any right to FAC Trust Funds and governing law / consent to jurisdiction shall be binding and enforceable obligations of the parties. Any other legally binding obligation with respect to the proposed transaction with Stink shall exist only upon the execution and delivery of a definitive merger agreement and all rights and obligations of the parties shall be governed by such agreement. Accordingly, subject to the provisions of the last portion of clause (i)(a) above in the paragraph dealing with conditions, any party is free to abandon negotiations regarding the proposed transaction at any time for any reason or for no reason, by notice to the other in writing, and the decision of any party to so abandon discussions shall not be subject to legal challenge by the others.

This offer shall expire if not accepted by the parties prior to September 9, 2008.

This letter of intent may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute one and the same letter of intent.

By signing this letter of intent, all parties agree to work in good faith expeditiously towards a closing subject to the proposal outlined above.

Very truly yours,

FORTISSIMO ACQUISITION CORP. By: /s/ Yuval Cohen Name: Yuval Cohen Title: Chief Executive Officer AGREED TO AND ACCEPTED BY:
PSYOP INC. By: /s/ Justin Booth Clibborn Name: Justin Booth Clibborn Title: Chief Executive Officer	STINK LTD. By: /s/ Daniel Bergmann Name: Daniel Bergmann Title: Managing Director

PSYOP STOCKHOLDERS REPRESENTATIVE,
as agent and attorney-in-fact for each Stockholder
who is a party to the merger agreement entered into
with FAC with respect to the Initial Merger

By:  __/s/ Justin Booth Clibborn____
Justin Booth Clibborn